Exhibit 10.4

To:                             GENCO SHIPPING & TRADING LIMITED, a borrower organised and existing under the laws of the Republic of the Marshall Islands (the “Borrower”) for itself and as agent for each of the other Obligors party to the Facility Agreement (as defined below)

For the attention of: Apostolos Zafolias

28 April 2015

Dear Sirs

Facility agreement dated 12 August 2010 made between (i) the Borrower, (ii) the banks and financial institutions listed in Schedule I thereto as Lenders (iii) the Guarantors listed in Schedule 2 thereto and (iv) Crédit Agricole Corporate and Investment Bank in its capacity both as Agent and Security Trustee (as amended and restated on 9 July 2014 and amended and/or restated from time to time) (the “Facility Agreement”).

1.                                      BACKGROUND

(a)                                 We refer to the letter dated 18 March 2015 from the Borrower to the Agent regarding a request for the waiver and amendment of various terms of the Facility Agreement (the “Request Letter”). We understand that:

(i)                                     the Borrower has requested a waiver and amendments of certain of its obligations under clause 12 (Undertakings) of the Facility Agreement; and

(ii)                                  the Borrower and / or certain of its Subsidiaries are to be provided with a $150,000,000 revolving credit facility by ABN AMRO Capital USA LLC as original lender (the “RCF”).

(b)                                 In accordance with the instructions of the Majority Lenders, the purpose of this waiver and amendment letter (the “letter”) is to give effect to the waiver and amendments contained herein.

OPERATIVE PROVISIONS:

2.                                      INTERPRETATION

(a)                                 Capitalised terms defined in the Facility Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)                                 The term “Effective Date” means the date on which each of the following conditions have been satisfied:

(i)                                     we confirm to the Borrower that we have received an acknowledgement and agreement to the terms of this letter signed by each Obligor; and

(ii)                                  a waiver and/or amendment agreement waiving and/or amending those terms of the DB Credit Facility similar to the waiver and/or amendment on the terms set forth in paragraphs 5(b) (and the applicable defined terms in paragraphs 5(c) relating thereto), 5(f) and 5(g) of this letter shall have become effective.

(c)                                  The provisions of clause 1.2 (Construction of certain terms) of the Facility Agreement apply to this letter as though they were set out in full in this letter with all necessary consequential changes and with references in that clause to the Facility Agreement being construed as references to this letter.

3.                                      CAPACITY

The waiver and amendments contained in this letter are granted by us in our capacity as Agent under the Facility Agreement, acting (where required) on the instructions of the Majority Lenders pursuant to clause 26 (Variations and Waivers) of the Facility Agreement.

4.                                      WAIVER

With effect from the Effective Date, the requirement to test the Consolidated Interest Coverage Ratio pursuant to clause 12.2(e) shall be waived during the period commencing on the Effective Date and expiring on 31 December 2016 (inclusive).

5.                                      AMENDMENT

With effect from the Effective Date the Facility Agreement shall be amended as follows:

(a)                                 The definition of “Appraised Value” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced with the following:

“Appraised Value” of any Vessel or as applicable, any other Fleet Vessel, at any time shall mean the value of such vessel as determined in accordance with clause 16.3 or clause 16.9 as the case may be;

(b)                                 The definition of “Leverage Ratio” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced with the following:

““Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness (less any undrawn working capital lines) on such date of determination to Value Adjusted Total Assets”;

(c)                                  Clause 1.1 (Definitions) shall be amended by inserting the following new definition in alphabetical order:

““Approved RCF” means the $150,000,000 secured revolving credit facility to be provided to the Borrower and / or certain of its Subsidiaries with ABN AMRO Capital USA LLC as arranger, agent, security trustee and original lender.

“Fleet Market Value” means the aggregate Appraised Value of the Fleet Vessels.

“Fleet Vessels” means any vessel from time to time owned by the Borrower and its Subsidiaries as they appear in the then most recent financial statements delivered pursuant to clause 12.1(a) and “Fleet Vessel” means any one of them.

“Total Assets” means the consolidated amount which is equal to the total assets of the Borrower and its Subsidiaries as shown in the applicable financial statements.

“Value Adjusted Total Assets” means the Total Assets adjusted in each case for the difference of the book value of the Fleet Vessels (as evidenced in the most recent financial statements delivered pursuant to clause 12.1(a)) and the Fleet Market Value.

“Waiver Period” means the period during which the requirement to test the Consolidated Interest Cover Ratio is waived pursuant to an amendment and waiver letter dated on or around 2015 between, amongst others, the Agent and the Borrower and as such waiver period may be extended in writing by the Agent.”

(d)                                 The definition of “Subsidiary” in clause 1.1 (Definitions) of the Facility Agreement shall be amended by adding the following to the end thereof: “so long as the Borrower does not own more than 50% of the economic interests in Baltic”.

(e)                                  Clause 12.2(h)(iii) (Indebtedness) of the Facility Agreement shall be amended by inserting the words “, the Approved RCF (and for the avoidance of doubt, any utilisation of the Approved RCF would not constitute a new incurrence of Indebtedness provided that such utilisation would not result in an immediate Event of Default)” immediately after the words “DB Credit Facility”.

(f)                                   Clause 12.2(m) (Fleet Minimum Liquidity) shall be amended by inserting the words “ For the purposes of the calculation of Fleet Minimum Liquidity under this Clause 12.2(m), amounts of readily available but undrawn committed working capital lines with a remaining availability period of more than 6 months including amounts unutilised by the Borrower and / or its Subsidiaries under the Approved RCF may be taken into account up to a maximum of 50% of the required free cash amount.”

(g)                                  Clause 12.2(d) (Maximum Leverage Ratio) shall be amended by the deletion of the words “5.50:1.00” which shall be replaced with the words “70%”.

(h)                                 Clause 12.2(g) (Dividends) sub-clause (ii) and sub-clause (iii) shall be amended by inserting the words “only after the expiry of the Wavier Period,” immediately before the words “so long as no Potential Event of Default or Event of Default has occurred and is continuing” in each of those sub-clauses.

(i)                                     Clause 16 (Security Cover) shall be amended by the insertion of the following new clause 16.9;

“Appraisal of Fleet Vessels: The Appraised Value of a Fleet Vessel other than a Mortgaged Vessel shall be determined pursuant to any required methodology and brokers approved in accordance with any contractual obligation addressing the manner in which such Fleet Vessel is to be appraised or valued (or if there is no such other required methodology, in a manner mutually acceptable to the Borrower and the Agent), provided that: (i) such Appraised Value shall be at the relevant date, the value shown by a valuation carried out by a third party appraiser not more than 6 months previously; (ii) the appraisal is carried out with or without physical inspection of the relevant Fleet Vessel (as the Agent may require); and (ii) such appraisal methodology is on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free from any existing charter or other contract.”

6.                                      RESERVATION OF RIGHTS

Save as expressly set out in this letter, this letter does not (and shall not be deemed to) constitute a waiver in respect of the provisions of any Finance Document or any breach thereof. Each Finance Party reserves any right or remedy it has now or in the future in respect of any Default which (i) arises from any circumstances other than those described in paragraph 1(a) or which is continuing as at the expiry of the period referred to in paragraph 4

7.                                      CONFIRMATIONS

Without prejudice to the rights of any Creditor Party which have arisen on or before the Effective Date:

(a)                                 each Creditor Party and each Obligor confirms that the Facility Agreement, as amended by this letter, remains in full force and effect on and after the Effective Date; and

(b)                                 each Guarantor confirms that its guarantee and indemnity under clause 9 (Guarantee and Indemnity) of the Facility Agreement and its liabilities under the Security Documents to which it is a party shall have effect on and after the Effective Date in relation to the liabilities of each Obligor under the Facility Agreement as amended and restated under this letter.

8.                                      REPRESENTATIONS AND WARRANTIES

As at the Effective Date, each Obligor represents and warrants to each Creditor Party that:

(a)                                 the repeating representations contained in clause 11.1 and 11.2 (Representations) of the Facility Agreement are true and correct; and

(b)                                 the information supplied in the Request Letter is true, accurate and complete.

9.                                      DESIGNATION AND EFFECT

This letter is a Finance Document and any breach of this letter by an Obligor shall constitute an Event of Default.

10.                               AMENDMENT FEE

The Borrower shall pay an amendment fee in accordance with the fee letter between the Agent and the Borrower dated on or around the date hereof.

11.                               THIRD PARTY RIGHTS

This letter does not confer any rights on any person or party (other than the signatories to this letter) under the Contracts (Rights of Third Parties) Act 1999.

12.                               COUNTERPARTS

This letter may be executed in counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this letter.

13.                               GOVERNING LAW AND JURISDICTION

This letter and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with the law of England and Wales.  The courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter.

SIGNATORIES

)
SIGNED by	)
for and on behalf of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Agent and Security Agent and for and on behalf of the Majority Lenders as defined in the Facility Agreement	)	/s/ Jerome Duval	/s/ Michael Choina
	)	Jerome Duval	Michael Choina
	)	Managing Director	Director
) )

[On counterpart]

30 April 2015

We agree with the terms of this letter.

BORROWER

SIGNED by Apostolos Zafolias	)
for and on behalf of GENCO SHIPPING &	)	/s/ Apostolos Zafolias
TRADING LIMITED	)

GUARANTORS

SIGNED by Apostolos Zafolias	)
for and on behalf of GENCO BAY LIMITED	)	/s/ Apostolos Zafolias
)

SIGNED by Apostolos Zafolias	)
for and on behalf of GENCO OCEAN LIMITED	)	/s/ Apostolos Zafolias
)

SIGNED by Apostolos Zafolias	)
for and on behalf of GENCO AVRA LIMITED	)	/s/ Apostolos Zafolias
)

SIGNED by Apostolos Zafolias	)
for and on behalf of GENCO MARE LIMITED	)	/s/ Apostolos Zafolias
)

SIGNED by Apostolos Zafolias	)
for and on behalf of GENCO SPIRIT LIMITED	)	/s/ Apostolos Zafolias
)

SIGNED by Apostolos Zafolias	)
for and on behalf of GENCO SUGAR LIMITED	)	/s/ Apostolos Zafolias
)